EXHIBIT 10.15

LARGE SCALE BIOLOGY CORPORATION

STOCK PURCHASE SUBSCRIPTION AGREEMENT

THIS STOCK PURCHASE SUBSCRIPTION AGREEMENT (the “Agreement”), is made and entered into effective November 1, 2001, between LARGE SCALE BIOLOGY CORPORATION, a Delaware corporation (the “Company”) and John D. Fowler, Jr. (“Purchaser”).

THE PARTIES AGREE AS FOLLOWS:

1.    Subscription to Purchase Stock.    In consideration of Purchaser’s employment by the Company, the Company hereby agrees to sell to Purchaser and Purchaser subscribes to purchase One Hundred Thousand (100,000) shares (the “Shares”) of the Company’s common stock (“Common Stock”) on the terms and conditions set forth herein.

2.    Subscription Purchase Price.    The aggregate subscription purchase price for the Shares covered hereby shall be Three Hundred Forty Five Thousand Dollars ($345,000) (“Purchase Price”) on the basis of Three Dollars and Forty-Five Cents ($3.45) per share of Common Stock.

3.    Term.    The Purchase Price for the Shares shall be paid in a lump sum on or before December 31, 2001.

4.    Manner of Purchase.    Upon payment in full of the Purchase Price for the Shares, the Company shall, without stock issue or transfer taxes to the Purchaser, deliver to the Purchaser or other person entitled to receive the Shares in the event of Purchaser’s death (provided payment in full was made by Purchaser prior to his death), a certificate or certificates for the requisite number of Shares. The Purchaser shall not have any rights or privileges as a shareholder with respect to any Shares covered by the subscription until payment of the Purchase Price and the date of issuance of a stock certificate(s) for the Shares.

5.    Nonassignability.    This Agreement is not assignable or transferable by Purchaser and is personal to the Purchaser. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this Agreement in a manner not herein permitted, and any levy of execution, attachment, or similar process on this Agreement, shall be null and void.

6.    Market Standoff.    As a condition of the right to purchase the Shares, Purchaser shall agree, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of the securities of the Company, that Purchaser shall not sell or dispose of the Shares for a period following the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Act”), the length of such period to be determined by the Company and the underwriters of such offering but not to exceed 180 days.

7.    Restriction on Issuance of Shares.

7.1    Legality of Issuance.    The Company shall not be obligated to sell or issue any Shares pursuant to this Agreement if such sale or issuance, in the opinion of the Company and the Company’s counsel, might constitute a violation by the Company of any provision of law, including without limitation the provisions of the Act, and in such event, the Purchase Price shall be refunded, without interest, to Purchaser and this Agreement shall be deemed void ab initio.

7.2    Registration or Qualification of Securities.    The Company may, but shall not be required to, register or qualify the sale of any Shares under the Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance or sale of any Shares pursuant hereto to comply with any law.

8.    Restriction on Transfer.    Regardless whether the sale of the Shares has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law.

9.    Stock Certificate Restrictive Legends.    Stock certificates evidencing Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR AN OFFERING OF THE COMPANY’S SECURITIES PURSUANT TO THE PROVISIONS OF A MARKET STANDOFF AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL PURCHASER OF SUCH SECURITIES, SUCH RESTRICTIONS TO LAST FOR A PERIOD TO BE DETERMINED BY THE COMPANY AND THE UNDERWRITERS OF SUCH OFFERING BUT NOT TO EXCEED 180 DAYS.

10.    Liquidated Damages for Failure to Purchase.    In the event Purchaser fails to purchase the Shares during his employment with the Company and in accordance with this Agreement, Purchaser agrees to pay the Company and the Company agrees to accept as liquidated damages the sum of One Thousand Dollars ($1,000) in lieu of any other damages the Company would otherwise be entitled by reason of such failure to purchase the Shares.

11.    Representations, Warranties, Covenants and Acknowledgements of Purchaser.    Purchaser hereby agrees that in the event that the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Purchaser, including, without limitation, those set forth in Sections 11.1 through 11.8 inclusive:

11.1    Investment.    Purchaser is acquiring the Shares for Purchaser’s own account, and not for the account of any other person. Purchaser is acquiring the Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

11.2    Business Experience.    Purchaser has knowledge and experience in business matters and is capable of evaluating the merits and risks of Purchaser’s investment in the Company evidenced by purchase of the Shares and of making an informed investment decision with respect thereto.

11.3    Relation to Company.    Purchaser is presently an officer of the Company and in such capacity has become personally familiar with the business affairs, financial condition, and results of operations of the Company.

11.4    Access to Information.    Purchaser has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transaction contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Company. Purchaser has had access to such financial and other information as is necessary in order for Purchaser to make a fully-informed decision as to investment in the Company by way of purchase of the Shares, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Purchaser has had access.

11.5    Speculative Investment.    Purchaser’s investment in the Company represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within Purchaser’s risk capital means and is not so great in relation to Purchaser’s total financial resources as would jeopardize the personal financial needs of Purchaser or Purchaser’s family in the event such investment were lost in whole or in part.

11.6    Registration.    Purchaser understands and agrees that he must bear the economic risk of investment for an indefinite period of time because the sale to Purchaser of the Shares has not been registered under the Act and the Shares cannot be transferred by Purchaser unless such transfer is registered under the Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of any of the Shares under the Act. The Company has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Act, including without limitation any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144, will be available; if the exemption under Rule 144 is available at all, it may not be available until at least one year after payment of cash for the Shares and not then unless: (i) a public trading market then exists in the Company’s common stock; (ii) adequate information as to the Company’s financial and other affairs and operations is then available to the public; and (iii) all other terms and conditions of Rule 144 have been satisfied.

11.7    Public Trading.    Common Stock of the Company is presently publicly traded, but the Company has made no representation, covenant, or agreement as to whether there will be a public market for any of the Shares.

11.8    Tax Advice.    The Company has made no warranties or representations to Purchaser with respect to the income tax consequences of the transactions contemplated by this Agreement pursuant to which the Shares will be purchased and Purchaser is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.

12.    Assignment; Binding Effect.    Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that Purchaser may not assign any of Purchaser’s rights under this Agreement.

13.    Damages.    Purchaser shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of shares which is not in conformity with the provisions of this Agreement.

14.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

15.    Notices.    All notices and other communications under this Agreement shall be in writing. Unless and until the Purchaser is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

To Company:	Robert L. Erwin Chairman of the Board and CEO LARGE SCALE BIOLOGY CORPORATION 3333 Vaca Valley Parkway, Suite 1000 Vacaville, CA 95688

To Purchaser:	John D. Fowler, Jr. 527 First Street Brooklyn, NY 11215

Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for the Purchaser and related to this Agreement, if not delivered by hand, shall be mailed to Purchaser’s last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LARGE SCALE BIOLOGY CORPORATION

By	/s/ Robert L. Erwin

The Purchaser hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

/s/ John D. Fowler, Jr.
Purchaser